Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Drilling Reports First Quarter 2012 Results
SAN ANTONIO, Texas, May 8, 2012 - Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three months ended March 31, 2012. Financial and operational highlights include:

•	Net income for the first quarter of 2012 was $14.2 million, or $0.23 per diluted share, an increase of 109% over the fourth quarter of 2011

•	Production Services revenue increased 27% over the fourth quarter of 2011, represented 46% of total revenues and generated 52% of total gross margin in the first quarter of 2012

•	Approximately 88% of the working drilling rigs and 80% of the Production Services assets are currently operating on wells in oil and liquids-rich plays

•	Currently 79% of the working drilling rigs in our fleet are operating under term drilling contracts

Financial Results
Revenues for the first quarter of 2012 were $232.0 million, a 14% increase over $203.7 million for the fourth quarter of 2011 (“the prior quarter”) and a 51% increase over $153.3 million for the first quarter of 2011 (“the year-earlier quarter”). The increase in first quarter revenues as compared to the prior quarter was primarily due to higher pricing in Drilling Services, fleet additions and higher utilization and pricing in Production Services, as well as contributions from our new coiled tubing business that was acquired at year end 2011. Utilization and pricing improved for both Drilling Services and Production Services when compared to the year-earlier quarter.
First quarter Adjusted EBITDA(1) was $70.1 million, a 26% increase over $55.5 million in the prior quarter and a 121% increase over Adjusted EBITDA of $31.7 million in the year-earlier quarter.
Net income for the first quarter was $14.2 million, or $0.23 per diluted share, compared with net income for the prior quarter of $6.8 million, or $0.11 per diluted share, and a net loss for the year-earlier quarter of $6.0 million, or $0.11 per share.
Partially offsetting our first quarter revenue growth as compared to the prior quarter were increases in general and administrative expense of $1.9 million and depreciation expense of $3.2 million, primarily due to the addition of our new coiled tubing business. In addition, interest expense increased by $1.5 million due to the issuance of Senior Notes in November 2011, and the retirement of two drilling rigs and two wireline units resulted in an equipment impairment charge of $1.0 million.
Operating Results
Revenues for the Drilling Services Division were $124.3 million in the first quarter, a 5% increase over the prior quarter and a 25% increase from the year-earlier quarter. During the first quarter, the utilization rate for our fleet of 64 drilling rigs averaged 87%, the same as in the prior quarter, and up from 65% a year ago when the fleet count was 71 rigs. We retired seven drilling rigs at the end of the third quarter of 2011. The drilling rig count has been further reduced to 62 rigs effective March 31, 2012 due to the retirement of two stacked mechanical rigs that will be used for spare parts. First quarter average drilling revenues per day increased 6% from the prior quarter as a result of higher turnkey revenue, a fuel cost reimbursement that was negotiated for our rigs operating in Colombia and higher contract pricing. Drilling Services margin(2) was $8,537 per day in the first quarter as compared to $7,686 per day in the prior quarter and $7,769 per day in the year-earlier quarter.
Revenues for the Production Services Division were $107.7 million in the first quarter, up 27% from the prior quarter and up 101% from the year-earlier quarter. First quarter Production Services margin(2) as a percentage of revenue was 44%, compared to 42% in the prior quarter and 38% in the year-earlier quarter. During the first quarter, our well service rig utilization was approximately 92%, compared to 86%

in the prior quarter and 82% in the year-earlier quarter, while pricing increased to $581 from $577 per hour as compared to the prior quarter and $509 per hour in the year-earlier quarter.
“We are pleased with our strong start to 2012, including the better-than-expected results we achieved in our Production Services Division,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Although much of the industry is working to adjust to lower natural gas prices, we continued to see good demand for our services in oil and liquids-rich basins and generated both top-line and bottom-line improvements across all of our businesses.
“With over 80% of our assets operating in oil and natural gas liquids-producing areas, we believe we will continue to have good equipment utilization and solid margins throughout 2012. We also expect to generate revenue growth this year as we bring on additional equipment. We added six well service rigs and five wireline units in the first quarter. During the last nine months of 2012, we expect to add seven new-build drilling rigs, 13 well service rigs, 11 wireline units and three coiled tubing units. The remaining three new-build drilling rigs are expected to begin operating in the first quarter of 2013. Our Drilling Services revenue will be substantially supported by term contracts, with all of the new-build drilling rigs being deployed under multi-year contracts and much of our existing fleet continuing to attract new or renewing term contracts.
“In the first quarter, our Drilling Services Division moved two drilling rigs out of a dry gas area of the Marcellus Shale in Appalachia to oil and liquids-rich basins under term contracts and successfully negotiated higher day rates on six of our rigs operating in Colombia. In the second quarter, we expect drilling rig utilization to average between 89% and 91%. We expect our Drilling Services margin to be approximately $8,000 to $8,300 per day, which is down slightly from the first quarter when we had more turnkey work and we benefited from a fuel cost reimbursement for our rigs operating in Colombia.
“Our Production Services Division maintained its strong performance in the first quarter, with a less-than-typical seasonal impact, a solid contribution from our new coiled tubing business and well service rig and wireline unit additions. In the second quarter, we anticipate that Production Services revenues will increase approximately 5% to 10% due to fleet additions, and margin as a percentage of revenues will be flat,” Locke said.
Liquidity
Working capital was $81.5 million at March 31, 2012, compared to $129.9 million at December 31, 2011. Our cash and cash equivalents at the end of the first quarter were $21.4 million, down from $86.2 million at year-end 2011.
The change in cash and cash equivalents during the quarter is primarily due to $95.1 million used for purchases of property and equipment, partially offset by cash provided by operations of $29.7 million. Our $250 million Revolving Credit Facility remained undrawn at the end of the first quarter, but now has $20 million outstanding and $9 million in committed letters of credit, resulting in borrowing availability under our Revolving Credit Facility of $221 million.
Capital Expenditures
For the quarter ended March 31, 2012, total cash capital expenditures were $95.1 million. Currently, we expect to spend approximately $300 million to $330 million in 2012, which includes a portion of the construction costs for new-build drilling rigs, upgrades to certain drilling rigs, additional well service rigs, wireline units, coiled tubing units, and routine capital expenditures. We expect to fund the remaining capital expenditures from operating cash flow in excess of our working capital requirements and from borrowings under our Revolving Credit Facility.
Conference Call
Pioneer's management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9818 approximately 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until May 15. To access the replay, dial (303) 590-3030 and enter the pass code 4529955#. A broadcast of the conference call will also be webcast on the Internet and accessible from Pioneer's Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer's Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas exploration and production companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; future compliance with covenants under our senior secured revolving credit facility and our senior notes; the supply of marketable drilling rigs, well service rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well service rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.  We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2011.  These factors are not necessarily all the important factors that could affect us.  Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K, could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

(2)
Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Operating Information Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2012	2011	2011

Revenues:
Drilling services	$124,304	$99,756	$118,859
Production services	107,674	53,593	84,797
Total revenues	231,978	153,349	203,656

Costs and expenses:
Drilling services	81,077	67,509	79,430
Production services	60,696	33,228	48,989
Depreciation and amortization	38,373	32,256	35,160
General and administrative	21,143	14,521	19,232
Bad debt (recovery) expense	(91)	(84)	548
Impairment of equipment	1,032	—	—

Total costs and expenses	202,230	147,430	183,359
Income from operations	29,748	5,919	20,297

Other (expense) income:
Interest expense	(9,555)	(7,539)	(8,062)
Other	932	(6,517)	52
Total other expense	(8,623)	(14,056)	(8,010)

Income (loss) before income taxes	21,125	(8,137)	12,287
Income tax (expense) benefit	(6,953)	2,102	(5,469)

Net income (loss)	$14,172	$(6,035)	$6,818

Income (loss) per common share:
Basic	$0.23	$(0.11)	$0.11
Diluted	$0.23	$(0.11)	$0.11

Weighted-average number of shares outstanding:
Basic	61,578	53,968	61,380
Diluted	62,647	53,968	62,568

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$21,401	$86,197
Receivables, net of allowance for doubtful accounts	163,643	145,234
Deferred income taxes	16,259	15,433
Inventory	12,220	11,184
Prepaid expenses and other current assets	12,207	11,564
Total current assets	225,730	269,612

Net property and equipment	868,488	793,956
Intangible assets, net of amortization	50,503	52,680
Goodwill	41,683	41,683
Noncurrent deferred income taxes	—	735
Other long-term assets	12,680	14,088
Total assets	$1,199,084	$1,172,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$85,117	$66,440
Current portion of long-term debt	873	872
Prepaid drilling contracts	4,733	3,966
Accrued expenses	53,465	68,402
Total current liabilities	144,188	139,680

Long-term debt, less current portion	418,279	418,728
Noncurrent deferred income taxes	100,701	94,745
Other long-term liabilities	9,375	9,156
Total liabilities	672,543	662,309
Total shareholders’ equity	526,541	510,445
Total liabilities and shareholders’ equity	$1,199,084	$1,172,754

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$14,172	$(6,035)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38,373	32,256
Allowance for doubtful accounts	(94)	(84)
Loss (gain) on dispositions of property and equipment	(733)	923
Stock-based compensation expense	2,000	1,712
Amortization of debt issuance costs, discount and premium	732	742
Impairment of equipment	1,032	—
Deferred income taxes	5,846	(2,823)
Change in other long-term assets	720	734
Change in other long-term liabilities	219	4,477
Changes in current assets and liabilities	(32,615)	(22,858)
Net cash provided by operating activities	29,652	9,044

Cash flows from investing activities:
Acquisition of production services businesses	—	(2,000)
Purchases of property and equipment	(95,109)	(31,379)
Proceeds from sale of property and equipment	1,357	786
Proceeds from sale of auction rate securities	—	12,569
Net cash used in investing activities	(93,752)	(20,024)

Cash flows from financing activities:
Debt repayments	(656)	(13,529)
Proceeds from issuance of debt	—	17,000
Proceeds from exercise of options	253	560
Purchase of treasury stock	(293)	(210)
Excess tax benefit of stock option exercises	—	459
Net cash (used in) provided by financing activities	(696)	4,280

Net decrease in cash and cash equivalents	(64,796)	(6,700)
Beginning cash and cash equivalents	86,197	22,011
Ending cash and cash equivalents	$21,401	$15,311

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2012	2011	2011

Drilling Services Division:
Revenues	$124,304	$99,756	$118,859
Operating costs	81,077	67,509	79,430
Drilling Services margin (1)	$43,227	$32,247	$39,429

Average number of drilling rigs (3)	64.0	71.0	64.0
Utilization rate	87%	65%	87%
Revenue days	5,064	4,151	5,130

Average revenues per day	$24,547	$24,032	$23,169
Average operating costs per day	16,010	16,263	15,483

Drilling Services margin per day (2)	$8,537	$7,769	$7,686

Production Services Division:
Revenues	$107,674	$53,593	$84,797
Operating costs	60,696	33,228	48,989
Production Services margin (1)	$46,978	$20,365	$35,808

Combined:
Revenues	$231,978	$153,349	$203,656
Operating Costs	141,773	100,737	128,419
Combined margin	$90,205	$52,612	$75,237

Adjusted EBITDA (4) & (5)	$70,085	$31,658	$55,509

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)Effective March 31, 2012, we had 62 drilling rigs in our fleet, which excluded the two drilling rigs which were retired for spare equipment.

(4)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (5).

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2012	2011	2011

Combined margin	$90,205	$52,612	$75,237

General and administrative	(21,143)	(14,521)	(19,232)
Bad debt expense	91	84	(548)
Other (expense) income (5)	932	(6,517)	52
Adjusted EBITDA (4) & (5)	70,085	31,658	55,509

Depreciation and amortization	(38,373)	(32,256)	(35,160)
Impairment of equipment	(1,032)	—	—
Interest expense	(9,555)	(7,539)	(8,062)
Income tax (expense) benefit	(6,953)	2,102	(5,469)
Net income (loss)	$14,172	$(6,035)	$6,818

(5)Our Adjusted EBITDA for the three months ended March 31, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other (expense) income.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2012	2011	2011

Drilling Services Division:
Routine and tubulars	$8,506	$10,051	$9,685
Discretionary	16,192	8,200	21,862
New-builds and acquisitions	40,482	—	14,768
	65,180	18,251	46,315
Production Services Division:
Routine	3,729	1,714	2,691
Discretionary	10,209	4,572	11,322
New-builds and acquisitions	15,991	6,842	9,173
	29,929	13,128	23,186
Net cash used for purchases of property and equipment	95,109	31,379	69,501
Net effect of accruals	17,268	3,315	9,948
Total capital expenditures	$112,377	$34,694	$79,449

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Drilling Rig, Well Service Rig, Wireline and Coiled Tubing Unit
Current Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	8	2	10
1000 HP	18	12	30
1200 to 2000 HP	6	15	21
Total	33	29	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	19	6	25
14,000 to 25,000 feet	11	21	32
Total	33	29	62

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			88
600 HP			9
Total			98

Wireline units			112

Coiled tubing units			10